UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

October 28, 2022

Date of Report (Date of earliest event reported)

REPUBLIC FIRST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-17007	23-2486815
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania	19102
(Address of principal executive offices)	(Zip Code)

(215) 735-4422

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FRBK	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on and effective as of October 28, 2022, Jonathan D. Hill, age 43, was appointed Interim Chief Financial Officer of Republic First Bancorp, Inc. (the “Company”).

Mr. Hill is a seasoned financial professional with over 20 years of experience. He also possesses a depth of knowledge in accounting, finance and operations. Prior to his appointment as Interim Chief Financial Officer and since December of 2021, Mr. Hill served as Senior Vice President and Corporate Controller of the Company. Before joining the Company, Mr. Hill was the Senior Finance Manager and Vice President of M&T Bank Corporation, a commercial banking company, from August 2017 to December 2021. Additionally, Mr. Hill served as Vice President of Relationship Management Services for Glenmede Trust Company, a financial services company (“Glenmede”), from February 2014 to August 2017. Prior to that role, Mr. Hill served as Finance Manager and Officer of Glenmede from October 2006 to February 2014. He was also a Senior Accountant at Glenmede from December 2004 to October 2006 and an Accounting Associate from September 2002 to December 2004. Mr. Hill started his career as a Staff Accountant with SKF USA Inc., a machine industry company, from July 2001 to September 2002. He is a Certified Trust and Financial Advisor and earned his B.S. in Accounting from Salisbury University and his M.B.A. from Drexel University.

In connection with Mr. Hill’s assumption of principal financial officer responsibilities, the Company increased Mr. Hill’s annual salary to $250,000 which constitutes a $50,000 raise. On October 1, 2022, Republic First Bank, Inc. d/b/a Republic Bank (the “Bank”), a wholly owned subsidiary of the Company, entered into a retention bonus letter (the “Retention Agreement”) with Mr. Hill. The Retention Agreement provides for the payment of a cash retention bonus to be paid in two substantially equal installments, less applicable withholding and subject to the executive’s continued employment with the Bank through the applicable payment date. The first payment date is April 1, 2023 and the second payment date is October 1, 2023. If Mr. Hill’s employment is terminated for any reason prior to a payment date, any unpaid retention bonus will be forfeited. Mr. Hill’s total retention bonus is $100,000.

The foregoing description of the Retention Agreement does not purport to be complete and is qualified in its entirety by reference to the full terms and conditions of the Retention Agreement, which is filed with this Form 8-K as Exhibit 10.1 and is incorporated in this Item 5.02 by reference.

Mr. Hill has no family relationships with any director or executive officer of the Company, including former Chief Executive Officer of the Company, Vernon W. Hill, II, and there are no transactions in which Mr. Hill has an interest requiring a disclosure under Item 404(a) of Regulation S-K.

Item 8.01         Other Events.

Important Additional Information

The Company intends to file a proxy statement and may file a proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.myrepublicbank.com.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Retention Bonus Letter, dated October 1, 2022, by and between Republic First Bank, Inc. d/b/a Republic Bank and Jonathan D. Hill
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.

Dated: November 3, 2022

	By:	/s/ Harry D. Madonna
	Name:	Harry D. Madonna
	Title:	Interim Chief Executive Officer

4